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[LOGO OF FBR APPEARS HERE]


FOR IMMEDIATE RELEASE
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Investor Relations Contact:
David Allan, FBR (703)469-1080

Media Relations Contact:
Melanie Nelson, FBR (703)312-9623


                      FRIEDMAN BILLINGS RAMSEY GROUP, INC.
                  ISSUES STATEMENT ON THIRD QUARTER ESTIMATES

WASHINGTON, D.C., SEPTEMBER 23, 1998 -- Friedman Billings Ramsey Group, Inc. (NYSE:FBG) said today that the Company expects to report a net loss after tax of between $0.70-$0.75 per share for the third quarter ending September 30, 1998. The Company attributed the net loss principally to trading losses sustained by its broker-dealer subsidiary Friedman Billings Ramsey & Co., Inc.(FBRC) related to general market declines and, in particular, the steep and protracted decline in the value of small-and-mid-cap stocks in the United States.

The Company said it expects to end the quarter with shareholders' equity of approximately $200 million and approximately $4.03 in book value per share. The Company noted that this shareholders' equity estimate includes both the aforementioned losses as well as unrealized depreciation in investments reflected in equity and the application of excess capital to purchase its own shares during the quarter.

The Company said it greatly reduced FBRC's trading exposure during the quarter, cutting trading inventory by more than half while simultaneously reducing its concentration in certain positions, notably REITs. As a result of these actions, the Company said it expects to end the quarter with approximately $70 million of cash and receivables from syndicate and asset management operations (including $55 million of cash) and total short-term and long-term debt of approximately $2 million.

Friedman Billings Ramsey Group has 49,543,000 shares outstanding, which reflects the Company's purchase of 486,000 shares since it announced on July 22 a share repurchase program of up to 2.5 million shares of the Company's common stock.

Friedman Billings Ramsey said it expects to report third quarter results in the third week of October and does not plan further comment on its third quarter results at this time.

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Friedman Billings Ramsey Group, Inc. is a publicly traded, full-service investment banking and asset management firm (NYSE:FBG). Asset management operations include FBR Business Development Capital, FBR Asset Investment Corp., hedge funds, venture capital and private equity partnerships, and the FBR family of mutual funds, FBR makes a market in more than 375 securities and provides research coverage on more than 400 publicly traded companies.


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Statements concerning future performance, developments or events, expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements which are subject to a number of factors, risks and uncertainties, which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public and non-public offerings, the level of trading volume and volatility in the secondary securities markets, the level of inflows and outflows of managed assets, competition for business and personnel, interest rates and general economic, political and market conditions.